As filed with the Securities and Exchange Commission on July 29, 2009
Registration Statement No. 333-159388
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 7
to
Form S-11

FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

Sutherland Asset Management Corporation
(Exact name of registrant as specified in its governing instruments)

1185 Avenue of the Americas, 18th Floor
New York, New York 10036
(212) 730-2000
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Bobby Liu, Esq.
Senior Vice President, General Counsel
c/o M.D. Sass Investor Services, Inc.
1185 Avenue of the Americas, 18th Floor
New York, New York 10036-2699
(212) 730-2000
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Jay L. Bernstein, Esq. Andrew S. Epstein, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel (212) 878-8000 Fax (212) 878-8375	Valerie Ford Jacob, Esq. Paul D. Tropp, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Tel (212) 859-8000 Fax (212) 859-4000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Part II

Information not required in prospectus

ITEM 31.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee are estimated.

Securities and Exchange Commission registration fee	$16,042.50
Financial Industry Regulatory Authority, Inc. filing fee	$29,250.00
NYSE listing fee	$150,000.00
Legal fees and expenses (including Blue Sky fees)	$900,000.00*
Accounting fees and expenses	$150,000.00*
Printing and engraving expenses	$230,000.00*
Transfer agent fees and expenses	$3,500.00*
Miscellaneous	$20,000.00*
Total	$1,498,792.50*

*	To be furnished by amendment.

ITEM 32.	SALES TO SPECIAL PARTIES.

None.

ITEM 33.	RECENT SALES OF UNREGISTERED SECURITIES.

Our Manager has purchased 100 shares of our common stock for a purchase price of $1,000 in a private placement. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

ITEM 34.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

➢	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

➢	the director or officer actually received an improper personal benefit in money, property or services; or

➢	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to us or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

➢	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

➢	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

➢	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

➢	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, manager or trustee of such corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

We expect to enter into indemnification agreements with each of our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 35.	TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

None of the proceeds will be credited to an account other than the appropriate capital share account.

ITEM 36.	FINANCIAL STATEMENTS AND EXHIBITS.

(a)  Financial Statements.  See page F-1 for an index to the financial statements included in the registration statement.

(b)  Exhibits.  The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit
number		Exhibit description

1.1		Form of Underwriting Agreement among Sutherland Asset Management Corporation and the underwriters named therein
1	.2**	Form of Private Placement Purchase Agreement among Sutherland Asset Management Corporation and the individuals named therein
1	.3**	Form of Private Placement Purchase Agreement among Sutherland Asset Management Corporation and the entities named therein
1.4		Form of Contingent Share Private Placement Agreement among Sutherland Asset Management Corporation and the entities named therein.
3	.1**	Form of Articles of Amendment and Restatement of Sutherland Asset Management Corporation
3	.2**	Bylaws of Sutherland Asset Management Corporation
4	.1**	Specimen Common Stock Certificate of Sutherland Asset Management Corporation
5.1		Opinion of Clifford Chance US LLP (including consent of such firm)
8	.1**	Tax Opinion of Clifford Chance US LLP (including consent of such firm)
10.1		Form of Management Agreement between Sutherland Asset Management Corporation and Waterfall Asset Management, LLC
10	.2**	Form of Sub-Advisory Agreement among Sutherland Asset Management Corporation, Waterfall Asset Management, LLC and M.D. Sass Investor Services, Inc.
10	.3**	Form of Sutherland Asset Management Corporation 2009 Equity Incentive Plan
10	.4**	Form of Restricted Stock Award Agreement
10	.5**	Form of Option Award Agreement
10.6		Form of Registration Rights Agreement by and among Sutherland Asset Management Corporation and certain persons listed on Schedule 1 thereto
23.1		Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23	.2**	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
23	.3**	Consent of Deloitte & Touche LLP
99	.1**	Consent of Dominic Bruno to being named as a director nominee
99	.2**	Consent of Frank P. Filipps to being named as a director nominee
99	.3**	Consent of Mark R. McCollom to being named as a director nominee
99	.4**	Consent of Bruce G. Miller to being named as a director nominee
99	.5**	Consent of Oscar J. Junquera to being named as a director nominee

*	To be filed by amendment.

**	Filed previously.

ITEM 37.	UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (or the Securities Act), may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)  The undersigned registrant hereby further undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 7 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 29, 2009.

Sutherland Asset Management Corporation

By:	/s/ Thomas E. Capasse
Name:     Thomas E. Capasse

Title:	President, Co-Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas Capasse and Jack Ross and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ Thomas E. Capasse Thomas E. Capasse	President, Co-Chief Executive Officer and Director (principal executive officer)	July 29, 2009

By:	/s/ Jack J. Ross Jack J. Ross	Chairman of the Board and Co-Chief Executive Officer (principal executive officer)	July 29, 2009

By:	/s/ Frederick C. Herbst Frederick C. Herbst	Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	July 29, 2009

Exhibit index

Exhibit
number		Exhibit description

1.1		Form of Underwriting Agreement among Sutherland Asset Management Corporation and the underwriters named therein
1	.2**	Form of Private Placement Purchase Agreement among Sutherland Asset Management Corporation and the individuals named herein
1	.3**	Form of Private Placement Purchase Agreement among Sutherland Asset Management Corporation and the entities named therein
1.4		Form of Contingent Share Private Placement Agreement among Sutherland Asset Management Corporation and the entities named therein
3	.1**	Form of Articles of Amendment and Restatement of Sutherland Asset Management Corporation
3	.2**	Bylaws of Sutherland Asset Management Corporation
4	.1**	Specimen Common Stock Certificate of Sutherland Asset Management Corporation
5.1		Opinion of Clifford Chance US LLP (including consent of such firm)
8	.1**	Tax Opinion of Clifford Chance US LLP (including consent of such firm)
10.1		Form of Management Agreement between Sutherland Asset Management Corporation and Waterfall Asset Management, LLC
10	.2**	Form of Sub-Advisory Agreement among Sutherland Asset Management Corporation, Waterfall Asset Management, LLC and M.D. Sass Investor Services, Inc.
10	.3**	Form of Sutherland Asset Management Corporation 2009 Equity Incentive Plan
10	.4**	Form of Restricted Stock Award Agreement
10	.5**	Form of Option Award Agreement
10.6		Form of Registration Rights Agreement by and among Sutherland Asset Management Corporation and certain persons listed on Schedule 1 thereto
23.1		Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23	.2**	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
23	.3**	Consent of Deloitte & Touche LLP
99	.1**	Consent of Dominic Bruno to being named as a director nominee
99	.2**	Consent of Frank P. Filipps to being named as a director nominee
99	.3**	Consent of Mark R. McCollom to being named as a director nominee
99	.4**	Consent of Bruce G. Miller to being named as a director nominee
99	.5**	Consent of Oscar J. Junquera to being named as a director nominee

*	To be filed by amendment.

**	Filed previously.